Exhibit 99.9

Dear Subscriber:

Thank you for your recent order of Malvern Federal Bancorp, Inc. common stock. I am pleased to announce that our Plan of Reorganization and our proposed contribution to the Malvern Federal Charitable Foundation were approved by Malvern Federal Savings Bank’s members at the March 28, 2008 Special Meeting.

As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 15%. As a result, we have reduced our offering range to a minimum of $19.6 million and a maximum of $26.5 million.

As stated in our Prospectus dated February 11, 2008, if our offering range decreased below $23.0 million we would be required to resolicit all subscribers who ordered shares during the initial offering period. Resolicitation procedures require that we cancel all orders, return subscription funds, and provide subscribers with the opportunity to place new orders to purchase Malvern Federal Bancorp common stock. Our records indicate that you paid for all or part of your purchase by check. The accompanying check therefore represents a full refund, as well as interest earned at our passbook rate of 0.70% per annum on the payment you remitted by check. Interest was calculated from the date your payment was processed through April 1, 2008. If you paid for part of your order by authorizing a direct withdrawal from your Malvern Federal Savings Bank deposit account(s), we have canceled your withdrawal request, and the funds remain in your account(s) along with interest earned at your account’s contract rate, unless you later withdrew the funds.

Shortly, we will file amended materials with the U.S. Securities and Exchange Commission and the Office of Thrift Supervision. Promptly upon receipt of the necessary regulatory authorizations, we will send you a package that includes a Prospectus Supplement, a Supplemental Order Form and Stock Order Reply Envelope. We ask that you carefully review the Prospectus Supplement when you receive it, as well as the Prospectus dated February 11, 2008 that we previously provided to you, before deciding whether to place a new order for our common stock. YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE IN THIS OFFERING, YOU WILL NEED TO SUBMIT A NEW ORDER FORM, PROPERLY COMPLETED AND WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE.

Again, thank you for your interest in Malvern Federal Bancorp. If you have any questions, please call our Stock Information Center toll-free at (866) 790-MFSB (6372). The Center is open from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.

The offer is made only by the Prospectus and Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

C

Dear Subscriber:

Thank you for your recent order of Malvern Federal Bancorp, Inc. common stock. I am pleased to announce that our Plan of Reorganization and proposed contribution to the Malvern Federal Charitable Foundation were approved by Malvern Federal Savings Bank’s members at our March 28, 2008 Special Meeting.

As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 15%. As a result, we have reduced our offering range to a minimum of $19.6 million and a maximum of $26.5 million.

As stated in our Prospectus dated February 11, 2008, if our offering range decreased below $23.0 million we would be required to resolicit all subscribers who ordered shares during the initial offering period. Resolicitation procedures require that we cancel all orders, return subscription funds, and provide subscribers with the opportunity to place new orders to purchase Malvern Federal Bancorp common stock. Our records indicate that you ordered the shares through a self-directed retirement account held by a custodian firm/trustee. We have transmitted on your behalf a check representing a full refund, as well as interest earned at our passbook rate of 0.70% per annum on the payment previously submitted on your behalf. Interest was calculated from the date your payment was processed through April 1, 2008. Your refund, including interest earned, has been mailed to the custodian/trustee for re-deposit into your self-directed retirement account with that firm. We recommend that you contact your representative at that firm as soon as possible to confirm re-deposit. Due to administrative or other procedures at that firm, Malvern Federal Bancorp cannot guarantee your ability to use such funds if you choose to place a new stock order pursuant to the following paragraph.

Shortly, we will file amended materials with the U.S. Securities and Exchange Commission and the Office of Thrift Supervision. Promptly upon receipt of the necessary regulatory authorizations, we will send you a package that includes a Prospectus Supplement, a Supplemental Order Form and Stock Order Reply Envelope. We ask that you carefully review the Prospectus Supplement when you receive it, as well as the Prospectus dated February 11, 2008 that we previously provided to you, before deciding whether to place a new order for our common stock. YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE IN THIS OFFERING, YOU WILL NEED TO SUBMIT A NEW ORDER FORM, PROPERLY COMPLETED AND WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE.

Again, thank you for your interest in Malvern Federal Bancorp. If you have any questions, please call our Stock Information Center toll-free at (866) 790-MFSB (6372). The Center is open from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock.

The offer is made only by the Prospectus and Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

I

Dear Subscriber:

Thank you for your recent order of Malvern Federal Bancorp, Inc. common stock. As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 15%. As a result, we have reduced our offering range to a minimum of $19.6 million and a maximum of $26.5 million.

As stated in our February 11, 2008 Prospectus, if our offering range decreased below $23.0 million we would be required to resolicit all subscribers who ordered shares during the initial offering period. As a result, we canceled all orders. Subscribers who remitted a check as payment have been mailed a refund check, including interest, under separate cover. Withdrawal authorizations from Malvern Federal deposit account(s) have been canceled and the funds, along with accrued interest, remain in the account(s), unless the accountholder later withdrew the funds.

In connection with the resolicitation, subscribers now have the opportunity to place new orders to purchase Malvern Federal Bancorp common stock. THIS RESOLICITATION OPPORTUNITY IS BEING GIVEN TO YOU BECAUSE YOU SUBMITTED A VALID ORDER DURING THE ORIGINAL OFFERING PERIOD.

Information regarding the amended offering range is set forth in the enclosed Prospectus Supplement dated April __, 2008. Please read the Prospectus Supplement, and our Prospectus dated February 11, 2008 that we previously provided to you, carefully before deciding whether to place a new order for our common stock. A Supplemental Order Form is also enclosed. The price per share is $10.00, and no sales commission will be charged. Supplemental Order Forms must be received (not postmarked), with full payment, by 12:00 noon, Eastern time, on ____ __, 2008. REMEMBER, YOUR ORIGINAL STOCK ORDER IS NO LONGER EFFECTIVE. IF YOU WISH TO PURCHASE IN THIS OFFERING, YOU MAY SUBMIT THE SUPPLEMENTAL ORDER FORM WITH FULL PAYMENT BY THE RESOLICITATION DEADLINE. If you wish to order common stock in registration(s) that differ from your original order, please call the Stock Information Center promptly for guidance and to receive an additional order form for that purpose. Orders received during the original offering period will be given priority over orders received during the offering extension.

Again, thank you for your interest in Malvern Federal Bancorp. If you have any questions, or would like to request an additional copy of the Prospectus dated February 11, 2008, please call our Stock Information Center toll-free at (866) 790-MFSB (6372). The Center is open from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Dear Friend:

In February, you received materials related to the initial public offering of Malvern Federal Bancorp, Inc. common stock. The stock offering expired in March, 2008. As we recently announced, our independent appraiser has reviewed the results of our stock offering and has determined that our estimated valuation has decreased by 15%. As a result, we have reduced our offering range to a minimum of $19.6 million and a maximum of $26.5 million.

As stated in our February 11, 2008 Prospectus, if our offering range decreased below $23.0 million we would be required to resolicit all subscribers who ordered shares during the initial offering period. The offering period has been extended to accommodate that resolicitation. During the extended offering period, shares of our common stock are also being offered for sale to the general public. All shares subscribed for during the extended offering period will be sold at a purchase price of $10.00 per share. No commission will be charged to purchasers in this stock offering. THE OFFERING DEADLINE IS ____ __, 2008.

If you would like to receive a copy of the Prospectus dated February, 11, 2008, a Prospectus Supplement dated April ___, 2008 and a Stock Order Form, please promptly call the Stock Information Center toll-free at (866) 790-MFSB (6372). The Center is open from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Dear Friend:

I am pleased to tell you about an investment opportunity. Malvern Federal Bancorp, Inc., the newly-formed parent company of Malvern Federal Savings Bank, is offering shares of its common stock for sale at a price of $10.00 per share. No commission will be charged to purchasers in this stock offering.

Enclosed are a Prospectus dated February 11, 2008 and Prospectus Supplement dated April __, 2008. Before making an investment decision, please carefully review these documents. If you are interested in purchasing shares of Malvern Federal Bancorp common stock, complete the enclosed Stock Order Form and return it, with full payment, in the enclosed Order Reply Envelope. If you wish to purchase stock with funds you have in an IRA, call our Stock Information Center promptly for guidance, because IRA-related orders require additional processing time. Stock Order Forms must be received (not postmarked) by 12:00 noon, Eastern time, on ______ __, 2008.

If you have questions regarding the offering, please refer to the Prospectus and Prospectus Supplement or call our Stock Information Center at the number shown below.

Sincerely,

Ronald Anderson
President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and the Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Questions?

Call our Stock Information Center, toll-free, at (866) 790-MFSB (6372), from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.
The Stock Information Center is closed on weekends and bank holidays.

Dear Sir/Madam:

At the request of Malvern Federal Bancorp, Inc., we are enclosing materials regarding the offering of shares of Malvern Federal Bancorp, Inc. common stock. Included in this package is a Prospectus Supplement dated April __, 2008, which amends the prospectus of Malvern Federal Bancorp, Inc. dated February 11, 2008. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Stifel, Nicolaus & Company, Inc. has been retained by Malvern Federal Bancorp, Inc. as selling agent in connection with the stock offering.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and the Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Proposed Holding Company for
Malvern Federal Savings Bank

UP TO 2,645,575 SHARES
COMMON STOCK

$10.00 Per Share
Purchase Price

Malvern Federal Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Malvern Federal Bancorp, Inc. without sales commissions or fees, during the offering period.

This offering expires at 12:00 noon on ______ __, 2008.

To receive a copy of the Prospectus, Prospectus Supplement and Stock Order Form,
call our Stock Information Center, toll-free, at (866) 790-MFSB (6372), from 10:00 a.m. to 4:00 p.m., Monday through Friday.
Our Stock Information Center is closed on weekends and bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and the Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

OUR STOCK OFFERING PERIOD HAS
BEEN EXTENDED TO
__________ ___, 2008

UP TO 2,645,575 SHARES
COMMON STOCK

$10.00 Per Share

THIS OFFERING EXPIRES AT 12:00 NOON ON
________ __, 2008

If you have questions about the stock offering or to receive a copy of the Prospectus, Prospectus Supplement and Stock Order Form, please call our Stock Information Center, toll free, at (866) 790-MFSB (6372), from 10:00 a.m. to 4:00 p.m., Monday through Friday.

The Stock Information Center is closed on weekends and bank holidays.
Our Stock Information Center is located at our corporate office in Paoli.

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and the Prospectus Supplement. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.